                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                             RESOURCE AMERICA, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount previously paid:
         2)  Form, Schedule or Registration Statement No.:
         3)  Filing Party:
         4)  Date Filed:

                             RESOURCE AMERICA, INC.
             1521 Locust Street             Philadelphia, PA  19102

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 March 30, 1999

To the Stockholders of RESOURCE AMERICA, INC.:

         Notice is hereby given that the annual meeting of stockholders of RESOURCE AMERICA, INC., a Delaware corporation (the "Company"), will be held at The Locust Club, 1614 Locust Street, Philadelphia, Pennsylvania, on Tuesday, March 30, 1999, at 9:00 A.M., Philadelphia time, for the following purposes:

         1. To elect three directors to serve three-year terms expiring at the annual meeting of stockholders in 2002.

         2. To approve a proposal to adopt the Resource America, Inc. 1999 Key Employee Stock Option Plan.

         3. To transact such other business as may properly be brought before the meeting and any adjournments thereof.

         Only stockholders of record on the books of the Company at the close of business on February 5, 1999, will be entitled to notice of and to vote at the meeting or any adjournments thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the offices of the Company, at 1521 Locust Street, Philadelphia, Pennsylvania 19102. The stock transfer books will not be closed.

         STOCKHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ASSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY. THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE.




                                       By order of the Board of Directors
                                       Michael S. Yecies, Secretary
                                       February 16, 1999

                             RESOURCE AMERICA, INC.
             1521 Locust Street             Philadelphia, PA  19102

                  --------------------------------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                  --------------------------------------------

                                     GENERAL

Introduction

         The annual meeting of stockholders of Resource America, Inc. (the "Company") will be held on Tuesday, March 30, 1999, at 9:00 A.M., Philadelphia time, at The Locust Club, 1614 Locust Street, Philadelphia, Pennsylvania, 19103 for the purposes set forth in the accompanying notice. Only stockholders of record at the close of business on February 5, 1999, will be entitled to notice of and to vote at such meeting.

         This statement is furnished in connection with the solicitation by the Board of Directors of the Company of proxies from holders of its Common Stock to be used at such meeting, and at any and all adjournments thereof. Proxies in the accompanying form, properly executed and duly returned to the Company, and not revoked, will be voted at the meeting and any and all adjournments thereof.

         This proxy statement and the accompanying form of proxy are being sent on or about February 16, 1999, to stockholders of record as of February 5, 1999.

Revocation of Proxy

         If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time prior to its exercise by giving written notice of revocation to the Secretary of the Company at its Philadelphia address stated herein by submitting a later dated proxy or by attending the meeting and voting in person.

Expenses and Manner of Solicitation

         The cost of soliciting proxies, which is not expected to exceed $20,000, will be borne by the Company. Proxies may be solicited by directors, officers, and regular employees of the Company either personally, by letter, or by telephone. Such directors, officers, and employees will not be specifically compensated for soliciting such proxies. The Company expects to reimburse banks, brokers, and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Company's Common Stock.

                              VOTING AT THE MEETING

         As of the close of business on December 31, 1998, the Company had an authorized capitalization of 50,000,000 shares, consisting of 49,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and 1,000,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"). Of such authorized capitalization, 21,935,395 shares of Common Stock were outstanding as of January 15, 1999. At the annual meeting, the holders of Common Stock will be entitled to one vote per share on each matter of business properly brought before the meeting.

         The presence in person or by proxy of holders of the Company's outstanding Common Stock representing not less than a majority of the outstanding shares of Common Stock will constitute a quorum. The affirmative vote of a plurality of the shares represented at the meeting, in person or by proxy, will be necessary for the election of directors. Approval of the Resource America, Inc. 1999 Key Employee Stock Option Plan (the "1999 Key Employee Option Plan") and all other business properly brought before the meeting will require a favorable vote of a majority of the shares represented at the meeting, in person or by proxy.

         Abstentions may be specified on the election of each of the nominated directors, on the adoption of the 1999 Key Employee Option Plan and on any other properly presented business and will be considered present for purposes of determining the presence of a quorum. Abstentions, including broker non-votes, with respect to shares present at the meeting, in person or by proxy, will have no effect on any such matter. Any proxy not specifying to the contrary will be voted FOR the election of the specified directors and FOR adoption of the 1999 Key Employee Option Plan.

         Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers will not have such discretionary authority with respect to the proposal to adopt the 1999 Key Employee Option Plan. A failure by brokers to vote shares held by them in nominee name will mean that such shares will not be counted for the purposes of establishing a quorum and will not be voted.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the number and percentage of shares of Common Stock owned, as of January 15, 1999, by (a) each person who, to the knowledge of the Company, is the beneficial owner of 5% or more of the outstanding shares of Common Stock, (b) each of the Company's present directors,
(c) each of the Company's executive officers, and (d) all of the Company's present executive officers and directors as a group. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Shares of Common Stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person. See note (2) below, for information concerning outstanding options.

                                                                        Common Stock
                                                     -------------------------------------------------
                                                     Amount and Nature of                   Percent of
         Beneficial Owner                            Beneficial Ownership                      Class
         ----------------                            --------------------                   ----------
         Directors(1)
         ------------
         Carlos C. Campbell                                    480                                *
         Daniel G. Cohen(6)                                 27,531 (2)(4)                         *
         Edward E. Cohen                                 1,179,188 (2)(3)(4)(5)                   5.32%
         Andrew M. Lubin                                       840                                *
         P. Sherrill Neff                                        0                                *
         Scott F. Schaeffer                                153,808 (2)(3)(4)                      *
         Alan D. Schreiber, M.D.                            16,110                                *
         Michael L. Staines                                141,615 (2)(3)(4)                      *
         John S. White                                           0                                *

         Executive Officers(1)
         ---------------------
         Steven J. Kessler                                     308                                *
         Freddie M. Kotek                                   82,595 (2)(3)(4)                      *
         Nancy J. McGurk                                    84,632 (2)(3)(4)                      *

         All present executive officers                  1,687,106 (2)(3)(4)(5)                   7.69%
         and directors as a group
         (12 persons)

         Other owners of 5% or
         More of Outstanding Shares(7)
         -----------------------------
         Keefe Managers, Inc.                            1,576,600                                7.19%
         Wellington Management Company, LLP              2,515,401                               11.47%

-------------
* Less than 1%

(1) The address for each director and executive officer is 1521 Locust Street, Fourth Floor, Philadelphia, Pennsylvania 19102.

(2) Includes shares issuable on exercise of options granted in 1993 and 1995 under the 1989 Key Employee Stock Option Plan in the amounts of: Mr. D. Cohen - 8,427 shares; Mr. E. Cohen - 214,889 shares; Mr. Kotek - 58,991 shares; Ms. McGurk - 25,281 shares; Mr. Schaeffer - 33,708 shares; and Mr. Staines - 75,843 shares.

(3) Includes shares allocated under the 1989 Employee Stock Ownership Plan in the amounts of: Mr. E. Cohen - 60,267 shares; Mr. Kotek - 15,510 shares; Ms. McGurk - 26,880 shares; Mr. Schaeffer - 21,141 shares; and Mr. Staines - 40,872 shares, as to which each has voting power.

(4) Includes shares allocated under the Resource America, Inc. Employee Savings Plan (the "401(k) Plan") in the amounts of: Mr. D. Cohen - 2,250 shares; Mr.
    E. Cohen - 9,597 shares; Mr. Kessler - 308 shares; Mr. Kotek - 5,601 shares; Ms. McGurk - 14,617 shares; Mr. Schaeffer - 2,670 shares; and Mr. Staines - 1,692 shares, as to which each has voting power.

(5) Includes 159,516 shares held by Arete Foundation, a private charitable trust of which Mr. E. Cohen serves as a co-trustee. Mr. E. Cohen disclaims beneficial ownership of these shares.

(6) Mr. D. Cohen has received options to purchase 3,000,000 shares of common stock of Fidelity Mortgage Funding, Inc., a wholly owned subsidiary of the Company. The options vest 25% per year commencing in April 1997. See "Employment Agreements -- Fidelity Mortgage."

(7) Includes shares held by entities managed by the named entities. The address for Keefe Managers, Inc. is 375 Park Ave, Suite 2301, New York, New York 10152; and Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

                        PROPOSAL 1. ELECTION OF DIRECTORS

Directors

         The By-Laws of the Company provide that the number of Directors shall be fixed by resolution of the Board of Directors, provided that there shall be a minimum of five and a maximum of fifteen directors. During fiscal year 1998, the Board of Directors increased the number of directors from eight to nine. The Board of Directors is divided into three classes with directors in each class serving three-year terms. The terms of directors in the Class of 1999 expire at the annual meeting of stockholders to which this proxy statement relates. The Nominating Committee of the Board of Directors has nominated Carlos C. Campbell, Edward E. Cohen and Scott F. Schaeffer for re-election as directors in the Class of 2002.

         It is the intention of the persons named in the enclosed proxy, in the absence of a contrary direction, to vote for Messrs. Campbell, E. Cohen and Schaeffer as directors of the Company in the Class of 2002, for three-year terms expiring at the 2002 annual meeting of stockholders, or until their successors are elected or appointed. Should either nominee become unable or refuse to accept nomination or election as a director in the Class of 2002, it is intended that the persons named as proxies will vote for the election of such other person as the Nominating Committee of the Board of Directors may recommend. The Board of Directors knows of no reason why any of the nominees might be unable or refuse to accept nomination or election.

         Information is set forth below regarding the principal occupation of each nominee and each of the other directors of the Company. There are no family relationships among the nominees and directors of the Company except that Daniel G. Cohen, President, Chief Operating Officer and a director of the Company, is the son of Edward E. Cohen, Chairman of the Board of Directors and Chief Executive Officer of the Company.

                                                              Year in Which
Names of Directors, Principal                                 Service as                Term to expire
Occupation, and Other Information                             Director Began            at Annual Meeting
---------------------------------                             --------------            -----------------
Nominees whose terms will expire in 2002 are:

Carlos C. Campbell, 61, President of C.C.
Campbell and Company (a management consulting
firm) since 1985.  Director of PICO Holdings, Inc.
(an insurance and investment holding company)
since 1998.                                                       1990                        1999

Edward E. Cohen, 60, Chairman of the Board of the
Company since 1990 and Chief Executive Officer of the
Company since 1988.  Director and Chairman of the
Executive Committee of JeffBanks, Inc. (a bank
holding company) since 1981. Chairman of the Board
of Directors of TRM Corporation (a provider of
self-service photocopying and ATM machines) since
1998.  Principal of Ledgewood Law Firm, P.C. ("LLF")
from 1991 to 1994.  Of counsel to LLF from 1995 to
1996.  Mr. Cohen is the father of Daniel G. Cohen.                1988                        1999

Scott F. Schaeffer, 36, Vice Chairman of the Board
of the Company since 1998 and Executive Vice President
of the Company since 1997. Prior thereto, Senior Vice
President of the Company since 1995. Vice President-Real
Estate of the Company and President of Resource
Properties, Inc. ("Resource Properties") (a wholly
owned subsidiary of the Company) since 1992.                      1997                        1999

Persons other than current nominees who serve for the terms indicated:

                                                              Year in Which
Names of Directors, Principal                                 Service as                Term to expire
Occupation, and Other Information                             Director Began            at Annual Meeting
---------------------------------                             --------------            -----------------

Daniel G. Cohen, 29, President and Chief Operating
Officer of the Company since 1998 and Executive Vice
President of the Company since 1997.  Prior thereto,
Senior Vice President of the Company since 1995.
Chairman of the Board, Chief Executive Officer and a
director of Fidelity Mortgage Funding, Inc. ("Fidelity
Mortgage") (a wholly owned subsidiary of the Company)
since 1997.  Chairman of the Executive Committee and
director of TRM Corporation since 1998.  Prior to joining
the Company in November 1995, Mr. Cohen was
principally engaged in graduate studies.  Mr. Cohen is
the son of Edward E. Cohen.                                        1997                        2000

Andrew M. Lubin, 52, President, Delaware
Financial Group, Inc. (a private investment firm) since
1990.                                                              1994                        2001

P. Sherrill Neff, 47, President, Chief Financial Officer
and a director of Neose Technologies, Inc. (a biotechnology
firm) since 1994.  Senior Vice President of U.S. Healthcare
from 1993 to 1994.  Director of JeffBanks, Inc. since 1994.        1998                        2001

Alan D. Schreiber, M.D., 56, Professor of Medicine
Since 1973 and Assistant Dean for Research and Research
Training since 1990 at the University of Pennsylvania
School of Medicine.  Chairman, Scientific Advisory
Board, Inkine Pharmaceutical Co., Inc. since 1997.
Founder and Chief Scientific Officer of CorBec
Pharmaceuticals, Inc. from 1993 to 1997.                           1994                        2001

Michael L. Staines, 49, Senior Vice President of the
Company since 1989.  President and a director of
Resource Energy, Inc. ("Resource Energy") (a wholly
owned subsidiary of the Company) since 1993.
Chief Operating Officer and Executive Vice President
of Atlas America, Inc. ("Atlas America") (a wholly
owned subsidiary of the Company) since 1998.                       1989                        2000

John S. White, 58, Chief Executive Officer and
President of DCC Securities Corporation
(a securities brokerage firm) since 1989.                          1993                        2000

Non-Director Executive Officers

         Steven J. Kessler, 55, has been Senior Vice President and Chief Financial Officer of the Company since August 1997. Prior thereto, Mr. Kessler was Vice President-Finance and Acquisitions at Kravco Company (a national shopping center developer and operator) from March 1994 until joining the Company. From 1983 through March of 1994, Mr. Kessler was Chief Financial Officer and Chief Operating Officer at Strouse Greenberg & Co., Inc., a regional full service real estate company, and Vice President-Finance and Chief Accounting Officer at its successor, The Rubin Organization. Prior thereto, he was a partner at the international accounting and consulting firm of Touche Ross & Co. (now Deloitte & Touche LLP).

         Freddie M. Kotek, 43, Senior Vice President of the Company since 1995. President of Resource Leasing, Inc. (a wholly owned subsidiary of the Company) since 1995. Executive Vice President of Resource Properties since 1993.

         Nancy J. McGurk, 43, Vice President of the Company since 1992. Treasurer and Chief Accounting Officer of the Company since 1989. Vice President-Finance of Resource Energy since 1995.

         The Board of Directors appoints officers each year and from time to time as necessary.

Other Significant Employees

         The following sets forth certain information regarding other significant employees of the Company:

         Abraham Bernstein, 65, Chairman of the Board and Chief Executive Officer of Fidelity Leasing, Inc. ("Fidelity Leasing") (a subsidiary of the Company) since 1996. Prior thereto, President of Fidelity Leasing since 1996. From 1982 to 1993, he was the President and Chief Executive Officer of Tokai Financial Services, Inc., the equipment leasing subsidiary of Tokai Bank of Japan. From 1993 to 1995, the contractual period during which Mr. Bernstein's restrictive covenant with Tokai was in effect, Mr. Bernstein was a Managing Director of the Rittenhouse Consulting Group (a financial consulting company).

         Crit DeMent, 45, President and Chief Operating Officer of Fidelity Leasing since 1998 and a director of Fidelity Leasing since 1997. From 1996 to 1998, Executive Vice President of Fidelity Leasing. From 1983 to 1996 he was Vice President-Marketing and Leasing Associate-Senior Account Representative for Tokai Financial Services, Inc.

         Joseph T. Ellis, Jr., 37, Senior Vice President of Fidelity Leasing since 1998. From 1996 to 1998, he was Director of Vendor Services of Fidelity Leasing. From 1985 to 1996, he held various marketing and sales positions with Tokai Financial Services, Inc., ending as the Director of Program Management and Strategic Market Development.

         James R. O'Mara, 54, Chief Executive Officer, President and a director of Atlas America since 1998. From 1975 to 1998 he was President, Chief Executive Officer and a director of The Atlas Group, Inc. (an energy operations and finance company acquired by Atlas America in 1998).

         Kathy B. Schauer, 47, President, Chief Operating Officer and a director of Fidelity Mortgage since 1997. Prior thereto, she was the Director of Business and Product Development at Standard & Poors Rating Services and served in executive capacities for Smith Barney, Meridian Bancorp and J.P. Morgan.

Director Compensation

         Each non-employee director of the Company was paid a retainer of $1,000 per month during fiscal 1998. Each non-employee director who is a chairman of a committee of the Board of Directors was paid an additional retainer of $500 per month. Each non-employee director who is a member of a committee of the Board of Directors, but not its chairman, was paid $500 per meeting attended in person and $250 per meeting attended telephonically. A total of $78,500 was paid to five non-employee directors during fiscal 1998.

         In addition, two non-employee directors of the Company serve as directors of subsidiaries of the Company. During fiscal 1998, Mr. Campbell was paid $9,250 for his service as a director of Fidelity Leasing and Fidelity Mortgage; and Mr. White was paid $4,500 for his service as a director of Resource Energy.

         Each non-employee director of the Company is also eligible to participate in the Non-Employee Director Deferred Stock and Deferred Compensation Plan (the "Non-Employee Director Plan"), approved by the Company's stockholders on May 13, 1997. Under the Non-Employee Director Plan, non-employee directors ("Eligible Directors") are awarded Units representing the right to receive one share of Company common stock for each Unit awarded. As adjusted for stock splits, 3,000 Units were awarded to each Eligible Director upon becoming an Eligible Director, and an additional 3,000 Units are awarded to each Eligible Director on each anniversary of the date on which such person was first awarded Units under the Non-Employee Director Plan. Units do not vest until the fifth anniversary of their grant, except that Units will vest sooner upon a change in control of the Company or death or disability of an Eligible Director, provided the Eligibile Director completed at least six months of service. Upon termination of service by an Eligible Director, the Company will issue shares of Company common stock equal to the number of vested Units held by the Eligible Director, but all unvested Units are forfeited. The Non-Employee Director Plan provides for the issuance of a maximum of 75,000 Units and terminates on April 30, 2002. 27,000 Units have been awarded to Eligible Directors as of the date of this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of all such reports.

         Based solely on its review of the reports received by it, or written representations from certain reporting persons that no filings were required for those persons, the Company believes that, during fiscal year 1998, its officers, directors and greater than ten percent shareholders complied with all applicable filing requirements.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of the Board of Directors, consisting of Messrs. Campbell, Neff and White, makes determinations regarding the compensation of the Company's executive officers. None of such persons is an employee, or former employee, of the Company. Mr. Neff is a director of JeffBanks, Inc. See "Certain Relationships and Related Party Transactions." No executive officer of the Company is a director or executive officer of any entity of which any member of the Compensation Committee is a director or executive officer.

Information Concerning the Board of Directors and Certain Committees

         The Board of Directors held a total of six meetings during fiscal 1998. Each of the directors attended all meetings of the Board and all meetings of committees on which they served during fiscal 1998. The Board of Directors currently numbers nine (9) directors. Each class of directors consists of three directors.

         Standing committees of the Board of Directors are the Audit Committee, Compensation Committee, Executive Committee, Investment Committee, and Nominating Committee.

         The Audit Committee reviews the scope and effectiveness of audits by the independent accountants and the Company's internal auditor, selects and recommends to the Board of Directors the engagement of independent accountants, and reviews the adequacy of the Company's internal controls. The Committee held three meetings during fiscal 1998. Members of the Committee are Messrs. Lubin and Neff.

         The Compensation Committee establishes and monitors compensation levels for officers of the Company, and administers the Company's 1997 Key Employee Stock Option Plan. The Committee held five meetings during fiscal 1998. Members of the Committee are Messrs. Campbell, Neff, and White.

         The Executive Committee acts on any and all matters on behalf of, and with the full authority of, the Board of Directors between meetings of the Board of Directors. The Committee did not hold any meetings during fiscal 1998. Members of the Committee are Messrs. D. Cohen, E. Cohen, Schaeffer, and one non-employee director. The non-employee director position is for a three month term and is rotated among such directors.

         The Investment Committee reviews all current management investment practices and evaluates and monitors all existing and proposed Company investments. The Committee held fifteen meetings during fiscal 1998. Members of the Committee are Messrs. White, Campbell and Lubin.

         The Nominating Committee recommends persons for nomination as directors of the Company. The Committee held two meetings during fiscal 1998. The Committee will consider nominees recommended by security holders for the 2000 annual meeting if submitted in writing to the Secretary of the Company prior to November 29, 1999. Members of the Committee are Messrs. E. Cohen, Schreiber and Staines.

Executive Officer Compensation

Summary Compensation of Named Executives

          The following tables set forth certain information concerning the compensation paid or accrued during each of the last three fiscal years by the Company and its subsidiaries to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers whose aggregate salary and bonus (including amounts of salary and bonus foregone to receive non-cash compensation) exceeded $100,000.

                                                          Summary Compensation Table

                                          Annual Compensation                        Long-Term Compensation
                              ---------------------------------------    --------------------------------------------
                                                                                 Awards                  Payouts
                                                                         -----------------------   ------------------
                                                                         Restricted   Securities
                                                                         Stock        Underlying   LTIP        All
Name and Principal Position   Year       Salary     Bonus      Other     Awards(1)    Options(2)   Payouts(3)  Other(4)
---------------------------   ----       ------     -----      -----     ----------   ----------   ----------  --------
Edward E. Cohen               1998      $475,865   $500,000       0       $     0      225,000       0        $212,327
    Chairman & Chief          1997       325,000    250,000       0             0            0       0         250,095
     Executive Officer        1996       250,000    135,000       0        31,990      286,518       0           9,607

Daniel G. Cohen               1998       327,211    150,000       0             0      216,615       0           8,543
   President & Chief          1997       225,625     50,000       0             0            0       0          11,083
   Operating Officer

Scott F. Schaeffer            1998       327,211    150,000       0             0       90,000       0           8,543
    Vice Chairman &           1997       178,750     60,000       0             0            0       0          10,066
    Executive Vice President  1996       145,000     50,000       0        31,990       50,562       0           3,963

Freddie M. Kotek              1998       150,000     40,000       0             0            0       0           8,543
   Senior Vice President      1997       148,750     40,000       0             0            0       0           9,199
                              1996       145,000     30,000       0        31,990       88,485       0           5,600

Steven J. Kessler             1998       229,423          0       0             0            0       0               0
   Senior Vice President &
   Chief Financial Officer

----------
(1) Reflects shares awarded under the Company's 1989 Employee Stock Ownership Plan, valued at the closing price of the Company's Common Stock at September 30, 1996. For purposes of this table, all shares are assumed to be fully vested. Mr. E. Cohen was 100% vested as of September 30, 1997. Shares awarded to Messrs. Schaeffer and Kotek were vested 80% and 60%, respectively, as of such date and will vest an additional 20% on each future September 30 until fully vested on September 30, 1999 and 2000, respectively. At September 30, 1998, the number of restricted shares awarded and the value of such awarded restricted shares (in the aggregate, and valued at the closing market price of the Company's Common Stock on the dates of the respective grants) are: Mr. E. Cohen, 60,267 shares ($119,333); Mr. Kotek, 15,510 shares ($51,814); and Mr. Schaeffer, 21,141 shares ($60,665). Cash dividends, as and when authorized by the Company's Board of Directors, have been and will continue to be paid to the Plan on the restricted shares.

(2) The number of securities underlying options has been adjusted to reflect the three-for-one stock split effected in the form of a 200% stock dividend by the Company on June 5, 1998. Subsequent to the end of the Company's 1998 fiscal year, on October 20, 1998, options granted under the 1997 Key Employee Stock Option Plan for 216,615, 225,000, 75,000, and 90,000 shares for Messrs. D. Cohen, E. Cohen, Kessler, and Schaeffer, respectively, were cancelled. These options were replaced with an identical number of new options with an exercise price of $8.08 per share, which reflects the fair market value of the Company's Common Stock at that date. The new options will vest 25% per year commencing on October 20, 1999.

(3) Except for the 1989 Employee Stock Ownership Plan, the stock option plans and the 401(k) Plan, reported elsewhere in this table, the Company does not have long-term incentive plans or pension or profit-sharing plans.

(4) All such amounts are matching payments made by the Company under the 401(k) Plan except that the amounts set forth for Mr. E. Cohen in 1998 and 1997 include $203,784 and $240,000, respectively, of accrued obligations under a Supplemental Employment Retirement Plan established by the Company in connection with the employment agreement between Mr. E. Cohen and the Company. See "Employment Agreements-The Company."

Option Grants and Exercises in Last Fiscal Year and Year-End Option Values

         The following table provides additional information about the stock options shown in the "Securities Underlying Options" column of the preceding Summary Compensation Table, which were granted in fiscal 1998 to the named executive officers. The Company has not granted any stock appreciation rights to the named executive officers in fiscal 1998.

                                                            Option Grants in Fiscal Year 1998

                                                                                                      Potential Realizable
                                                   Percent of                                         Value at Assumed
                              Number of            Total Options                                      Annual Rates of
                              Securities           Granted to        Exercise                         Stock Price
                              Underlying           Employees         Price        Expiration          Appreciation for
Name                          Options Granted(1)   in Fiscal 1998    ($/Share)    Date                Option Term
----                          ---------------      --------------    ---------    -------------       ------------------------
                                                                                                          @5%           @10%
                                                                                                      ----------    ----------
Edward E. Cohen                   225,000             33.63%           22.67        05/05/08          $3,207,363    $8,128,087

Daniel G. Cohen                   126,615             18.92%           15.58        12/15/07           1,240,862     3,144,587
                                   90,000             13.45%           22.67        05/05/08           1,282,945     3,251,235

Scott F. Schaeffer                 90,000             13.45%           22.67        05/05/08           1,282,945     3,251,235

----------
(1) Adjusted to reflect the three-for-one stock split effected in the form of a 200% stock dividend by the Company on June 5, 1998. See footnote 2, "Executive Officer Compensation-Summary Compensation of Named
    Executives-Summary Compensation Table," for certain information relating to a reissuance of options granted under the 1997 Key Employee Stock Option Plan subsequent to the end of the Company's 1998 fiscal year.

         The following table sets forth the aggregated option exercises during fiscal 1998 and the number of unexercised options, and the value thereof on September 30, 1998, held by the executive officers listed in the above Summary Compensation Table. No stock appreciation rights were exercised or held by the named executive officers in fiscal 1998.

                                    Aggregated Option Exercises In Last Fiscal Year
                                          and Fiscal Year-End Option Values

                                                                         Number of               Value of
                                                                         Securities Underlying   Unexercised
                                                                         Unexercised             in-the-Money
                                                                         Options at              Options at
                                       Shares                            FY-End                  FY-End
                                      Acquired         Value             Exercisable/            Exercisable/
Name                                  on Exercise      Realized (1)      Unexercisable           Unexercisable(2)
----                                  -----------      ------------      -------------           ----------------
Edward E. Cohen                                0                 0              143,259/                $1,011,509/
                                                                                368,259                  1,011,509

Daniel G. Cohen                           16,854          $209,676                    0/                         0/
                                                                                233,469                    123,602

Scott F. Schaeffer                             0                 0               16,854/                   123,602/
                                                                                123,708                    247,204

Freddie M. Kotek                               0                 0               29,498/                   216,329/
                                                                                 58,987                    432,593

Steven J. Kessler                              0                 0                    0/                         0/
                                                                                 75,000                          0

----------
(1) Value is calculated by subtracting the total exercise price from the fair market value of the securities underlying the options at the date of exercise.

(2) Value is calculated by subtracting the total exercise price from the fair market value of the securities underlying the options at September 30, 1998.

Employment Agreements

The Company

         The Company has entered into an employment agreement with Edward E. Cohen, effective as of January 1, 1997, pursuant to which Mr. Cohen serves as the Chairman of the Board of Directors and Chief Executive Officer of the Company. The agreement requires Mr. Cohen to devote as much of his business time to the Company as is necessary to the fulfillment of his duties, although it permits him to have outside business interests. Under the agreement, Mr. Cohen will receive base compensation of $350,000 per year, which may be increased by the Compensation Committee of the Board based upon its evaluation of Mr. Cohen's performance. Mr. Cohen is eligible to receive incentive bonuses and stock option grants in amounts to be determined by the Board and to participate in all employee benefit plans in effect during his period of employment. The Company is required to establish a Supplemental Employment Retirement Plan ("SERP") for Mr. Cohen's benefit which will pay to Mr. Cohen, upon retirement after he has reached Retirement Age (defined by the agreement as age 62), a monthly retirement benefit equal to 75% of his Average Compensation (defined as the average of the salary plus bonus received by Mr. Cohen in the three most highly compensated years during the previous nine years of employment), less any amounts paid under any other retirement plan of the Company in which Mr. Cohen participates. For certain information regarding Mr. Cohen's compensation during the three fiscal years ended September 30, 1998, see "Executive Officer Compensation."

         The agreement has a term of five years and, until notice to the contrary, the term is automatically extended so that, on any day on which the agreement is in effect, it shall have a then-current five year term. The agreement may be sooner terminated in the event of Mr. Cohen's disability extending for more than 240 days, death or retirement. Mr. Cohen also has the right to terminate the agreement upon a change in control or potential change in control of the Company, and for cause. Otherwise, Mr. Cohen may terminate the agreement upon 180 days' notice.

         The agreement provides the following termination benefits: (i) upon termination due to death, Mr. Cohen's estate will receive an amount equal to (a) five times Average Compensation (payable over 36 months), plus (b) to the extent Mr. Cohen has not received 120 months of SERP benefits, the balance thereof;
(ii) upon termination due to disability, Mr. Cohen will receive a monthly benefit equal to one-twelfth of the product of (a) Average Compensation and (b) 75%, which will terminate upon the commencement of retirement benefits; (iii) upon termination by Mr. Cohen for cause, or upon a change in control or potential change in control, an amount equal to five times Average Compensation plus continuation of life, health, accident and disability insurance benefits for a period of 36 months or until Mr. Cohen reaches age 70; and (iv) upon termination by Mr. Cohen without cause, an amount equal to 25% of the amount referred to in item (i), above. In the event that any amounts payable to Mr. Cohen pursuant to items (i) through (iv), above ("Total Benefits"), become subject to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986 (the "Code"), the Company is required to pay Mr. Cohen an additional sum such that the net amounts retained by Mr. Cohen, after payment of excise, income and withholding taxes, shall equal Total Benefits.

Fidelity Leasing

         In March 1996, Fidelity Leasing entered into an employment agreement with Abraham Bernstein. Under terms of the agreement, Mr. Bernstein serves as Chairman, Chief Executive Officer and President of Fidelity Leasing for a three-year term and is responsible for developing the Company's small ticket leasing business. Mr. Bernstein receives a base salary and is entitled to incentive compensation (including eligibility for bonuses and profit-sharing payments) equal to 2.75% of the after-tax earnings of Fidelity Leasing (to a maximum of up to 2% of pre-tax earnings). In the fiscal year ended September 30, 1998, Mr. Bernstein received $253,788 in aggregate compensation. Mr. Bernstein may terminate the agreement for "good reason" (generally, a change in his duties inconsistent with the agreement, breach of the agreement by Fidelity Leasing, or Mr. E. Cohen being neither an officer nor a 5% stockholder, directly or indirectly, of the Company). Upon such termination, Mr. Bernstein will receive a lump sum payment equal to one year's compensation (including the incentive compensation which would have been earned had termination not occurred).

         In addition, Mr. Bernstein received options to purchase 10% of the common stock of Fidelity Leasing (1 million shares) at an aggregate price of $220,000 and, should Fidelity Leasing declare a dividend, will receive payments on the options in an amount equal to the dividends that would have been paid on the shares subject to the options had they been issued. Fidelity Leasing paid no such dividends during the fiscal year ended September 30, 1998. In the event that, prior to Fidelity Leasing becoming a public company, Fidelity Leasing issues stock to anyone other than the Company or Mr. Bernstein (except for issuances to Fidelity Leasing employees pursuant to exercise of options under an existing Fidelity Leasing option plan), Mr. Bernstein is entitled to receive such additional options as will allow him to maintain his 10% equity position in Fidelity Leasing at an exercise price equal to the price paid or value received in the additional issuance. The options issued to Mr. Bernstein vest 25% per year beginning in March 1997 (becoming fully invested in March 2000), and terminate in March 2005. The options become fully vested and immediately exercisable in the event of a change in control of the Company. Mr. Bernstein has certain rights, commencing after March 5, 2000, to require Fidelity Leasing to register his option shares under federal securities laws. In the event Fidelity Leasing does not become a public company by March 5, 2001, Mr. Bernstein may require that Fidelity Leasing thereafter buy over the next four years Fidelity Leasing shares subject to Mr. Bernstein's options at a price equal to ten times Fidelity Leasing's after-tax earnings per share for the fiscal year ended immediately prior to the giving of notice by Mr. Bernstein of his exercise of this right. Obligations of Fidelity Leasing to repurchase shares in any year in excess of $500,000 (including amounts deferred in prior years) may be deferred to the following year.

Fidelity Mortgage

         In April 1997, Fidelity Mortgage entered into an employment agreement with Daniel G. Cohen pursuant to which Mr. Cohen serves as the Chairman, Chief Executive Officer and President of Fidelity Mortgage for a three-year term and is responsible for developing the Company's residential mortgage origination business. Mr. Cohen receives a base salary and is entitled to incentive compensation equal to 2.75% of the annual after-tax earnings of Fidelity Mortgage (to a maximum of 2% of pre-tax earnings). Mr. Cohen's compensation under the agreement is included within the compensation set forth in the Summary Compensation Table. Mr. Cohen may terminate the agreement for "good reason" (generally, a change in his duties inconsistent with the agreement, breach of the agreement by Fidelity Mortgage or a change in control or potential change in control of Fidelity Mortgage or the Company). Upon such termination, Mr. Cohen would receive a lump sum payment equal to three years compensation (including the incentive compensation which would have been earned had termination not occurred). In the event that any termination payment becomes subject to the Internal Revenue Code Section 4999 excise tax, Fidelity Mortgage will be required to pay Mr. Cohen an additional sum such that the net amount retained by Mr. Cohen, after payment of excise, income and withholding taxes, will equal the stated amount of termination payments. The Company has guaranteed Fidelity Mortgage's performance under the agreement.

         Mr. Cohen has received options to purchase 10% of the common stock of Fidelity Mortgage (3 million shares) at an aggregate price of $235,294 and, should Fidelity Mortgage declare a dividend, will receive payments on the options in an amount equal to the dividends that would have been paid on the shares subject to the options had they been issued. Fidelity Mortgage paid no such dividends during the fiscal year ended September 30, 1998. The options generally have the same terms as those relating to Mr. Bernstein's options with respect to Fidelity Leasing common stock, except that (i) the option term and vesting period commenced in April 1997, (ii) the period during which Mr. Cohen may sell Fidelity Mortgage shares to Fidelity Mortgage will commence in April 2002, and (iii) deferred repurchase obligations of Fidelity Mortgage to Mr. Cohen will bear interest at the rate of 10% per year. The options become fully vested and immediately exercisable in the event of a change in control or potential change in control of Fidelity Mortgage or the Company.

Certain Relationships and Related Party Transactions

         In the ordinary course of its business operations, the Company has ongoing relationships with several related entities, primarily a property management firm, a bank and Resource Asset Investment Trust ("RAIT"). As opportunities have arisen, the Company has purchased commercial mortgage loans from lenders, or involving borrowers which are affiliated with officers of the Company. Transactions with affiliates must be approved by the Company's entire Board of Directors, including a majority of the outside directors. In addition, acquisitions of commercial mortgage loans must be approved by the Investment Committee of the Board of Directors (which consists of three outside directors). The Company believes that the terms of its transactions with related parties are no less favorable than those available with unrelated third parties. A more detailed description of these relationships and transactions is set forth below.

         Relationship with Brandywine Construction & Management, Inc. ("BCMI"). The Company holds commercial real estate loans of borrowers whose underlying properties are managed by BCMI, a firm of which Mr. E. Cohen is Chairman of the Board of Directors and a minority shareholder (approximately 8%). The Company has advanced funds to certain of these borrowers for improvements on their properties, which have been performed by BCMI. The President of BCMI (or an entity affiliated with him) has also acted as the general partner, president or trustee of eight of the borrowers. These loans collectively represent only 1.66% of the Company's total carried cost of these financings. An entity affiliated with the President of BCMI is the general partner of the sole mited partner of a ninth borrower. In addition, BCMI owns an 11% limited partnership interest in another borrower. BCMI has agreed to subordinate its management fees to receipt by the Company of minimum required debt service payments under the obligations held by the Company.

         Relationship with Jefferson Bank. The Company maintains normal banking and borrowing relationships with Jefferson Bank, a subsidiary of JeffBanks, Inc. Mr. E. Cohen and his spouse are officers and directors of JeffBanks, Inc. (and his spouse is Chairman and Chief Executive Officer of Jefferson Bank and JeffBanks, Inc.), and are principal stockholders thereof. Mr. D. Cohen is a director of Jefferson Bank. The Company anticipates that it may effect borrowings in the future from Jefferson Bank; it anticipates that any such borrowings will be on terms similar to those which could be obtained by an unrelated borrower. Jefferson Bank is also a tenant at two properties which secure loans held by the Company and subleases space at one such property to RAIT. The Company believes that the terms of the leases with Jefferson Bank are typical of similar leases for similar space.

         Relationship with RAIT. The Company sponsored the formation and public offering of common shares of beneficial interest (the "RAIT Offering") of RAIT, a publicly-held real estate investment trust. The RAIT Offering was completed on January 14, 1998. Mr. E. Cohen's spouse, Betsy Z. Cohen, is Chairman and Chief Executive Officer of RAIT. The principal business activity of RAIT is to provide mortgage or other debt financing in situations that do not conform to the underwriting standards of institutional lenders or sources that provide financing through securitization. The Company currently owns 14% of the common stock of RAIT. The Company has the right to nominate one person for election to RAIT's Board of Trustees until such time as its ownership of RAIT's outstanding common stock is less than 5%. One of RAIT's current trustees, Jonathan Z. Cohen, is serving as the Company's nominee. Jonathan Z. Cohen is the son of Edward E. Cohen, the Chairman of the Board and Chief Executive Officer of the Company. Jonathan Z. Cohen is also the brother of Daniel G. Cohen, the President, Chief Operating Officer and a director of the Company. The Company advanced funds to RAIT for legal, accounting and filing fees and for certain other expenses, salaries of RAIT's executive officers, rent and other organizational expenses. The Company also incurred expenses in sponsoring RAIT, including an allocation of compensation of Company employees. These advances and expenses were repaid, without interest, from the proceeds of the RAIT Offering.

         In connection with the RAIT Offering, the Company, through its subsidiaries, sold ten loans and senior lien interests in two additional loans to RAIT ("RAIT's Initial Investments") at an aggregate purchase price of $20.1 million (including $2.1 million attributable to senior lien interests acquired by the Company in connection with the sales to RAIT). Two of RAIT's Initial Investments were originated for RAIT and sold to it by the Company at cost. The Company realized a total gain on the sale of RAIT's Initial Investments of $3.1 million.

         The Company has engaged in the following transactions with RAIT subsequent to the sale to RAIT of RAIT's Initial Investments:

o The Company sold senior lien interests in three loans to RAIT at an aggregate purchase price of $18.0 million and recognized aggregate gains on sale of $5.1 million.

o The Company and RAIT jointly acquired a loan at a purchase price of $85.5 million, $10.0 million of which was contributed by RAIT.

o The Company sold to RAIT two loans, both of which it had originated for RAIT in connection with its sponsorship of RAIT, at their aggregate carrying value of $7.7 million. The Company retained a $1.3 million junior lien interest in one of these loans, which interest is subordinate to RAIT's $4.0 million interest and the $12.0 million interest of an unaffiliated party.

o        The Company made a first mortgage loan to OSEB Associates, L.P.
         ("OSEB"), which is owned by RAIT (89%) and BCMI (11%). The loan bears interest at 10% per annum on stated principal in the amount of $65.0 million. OSEB obtained outside financing to reduce the loan by $44.0 million; the balance of the loan is secured by a second mortgage and pledge of partnership interests in OSEB.

         The Company anticipates that, subject to the limitations referred to in the next paragraph, it will sell additional loans and senior lien interests in loans to RAIT, and participate with it in other transactions.

         To limit conflicts between RAIT and the Company, RAIT and the Company have agreed that, for two years following the completion of the RAIT Offering,
(i) the Company will not sponsor another real estate investment trust with investment objectives and policies which are the same as, or substantially similar to, those of RAIT; (ii) if the Company originates a proposal to provide wraparound or other junior lien or subordinated financing (as opposed to acquiring existing financing) with respect to multifamily, office or other commercial properties to a borrower (other than to a borrower with an existing loan from the Company), the Company must first offer the opportunity to RAIT; and (iii) if the Company desires to sell any loan it has acquired that conforms to RAIT's investment objectives and policies with respect to acquired loans, it must first offer to sell it to RAIT. The Company has also agreed that if, after the expiration of the two year period, the Company sponsors a real estate investment trust with investment objectives similar to those of RAIT, the Company's representative on RAIT's Board of Trustees (should the Company have a representative on the Board at that time) will recuse himself from considering or voting upon matters relating to financings which may be deemed to be within the lending guidelines of both RAIT and the real estate investment trust then being sponsored by the Company. RAIT has also instituted certain internal procedures to limit conflicts, including the requirements that any investment acquired from the Company be approved by a majority of RAIT's independent trustees and that investments acquired from the Company be limited to a maximum of 30% of RAIT's investments (excluding RAIT's Initial Investments), based upon RAIT's investment cost (the amount of the investment plus legal, filing and other related fees and expenses).

         Relationships with Certain Borrowers. The Company has from time to time purchased loans in which affiliates of the Company are affiliates of the borrowers.

         In September 1998, the Company acquired a loan in the original principal amount of $91.0 million. In connection with the acquisition of the loan, the Company acquired the right to transfer the equity interest in the borrower. Currently, a subsidiary of the Company is the general partner of the borrower. Pending transfer of the limited partnership interests, Mr. Schaeffer holds legal title to those interests.

         In March 1998, under a plan of bankruptcy, the Company acquired a loan in the original principal amount of $80.0 million. An order of the bankruptcy court in effect when the Company acquired the loan required that legal title to the property underlying the loan be transferred on or before June 30, 1998. In order to comply with that order and to maintain control of the property, Evening Star Associates took title to the property on or about June 19, 1998. A subsidiary of the Company serves as general partner to Evening Star Associates and holds a 1% interest; Messrs. E. Cohen, Schaeffer and D. Cohen hold a 94% limited partnership interest. The latter have agreed to list their interests in Evening Star Associates for sale through a qualified real estate broker until December 31, 1999. Any amounts received by the limited partners for their interests in excess of their original capital contribution of $200,000 plus a 6% annualized return will be paid to Evening Star Associates for the benefit of the Company. If no such sale occurs by December 31, 1999, the limited partners may retain their interests.

         In August 1997, the Company, acquired a loan with a face amount of $2.3 million from Jefferson Bank at a cost of $1.6 million. The loan is secured by a property owned by a partnership in which Messrs. E. Cohen and Schaeffer, together with Mr. E. Cohen's spouse, are among the limited partners. Mr. Schaeffer was previously the general partner of such partnership. The Company leases its headquarters space at such property. The lease provides for rents of $114,800 per year through May 2000. Ledgewood Law Firm, P.C., a law firm which provides legal services to the Company, is a tenant at such property.

         In June 1997, the Company acquired a loan with a face amount of $7.0 million from a partnership in which Messrs. E. Cohen and Schaeffer, together with Mr. E. Cohen's wife, are limited partners. Mr. Schaeffer was previously the general partner of such partnership. The Company acquired this loan at a cost of $3.0 million.

         In December 1996, the Company acquired a loan with a face amount of $52.7 million from an unaffiliated third party at a cost of $19.3 million. The property securing such loan is owned by two partnerships: the Building Partnership, which owns the office building, and the Garage Partnership, which owns the parking garage. Pursuant to a loan restructuring agreement entered into in 1993, an affiliate of the holder of the loan is required to hold, as additional security for the loan, general partnership interests in both the Building Partnership and the Garage Partnership. The partnership interest in the Building Partnership was assigned to a limited partnership of which a subsidiary of the Company is general partner and RPI Partnership is a limited partner. The partnership interest in the Garage Partnership was assigned to a limited partnership of which a subsidiary of the Company is general partner and RPI Partnership is limited partner. RPI Partnership is a limited partnership in which Mr. Schaeffer is the general partner and Messrs. E. Cohen and D. Cohen are limited partners. Although the Company does not anticipate any economic benefit to RPI Partnership, any which may be received will be assigned and transferred to the Company.

         Relationships with Certain Lienholders. The Company has sold two senior lien interests and one junior lien interest in its commercial loans to entities in which officers of the Company have minority interests as discussed in the following paragraphs.

         In December 1997, the Company purchased from third parties, for an aggregate of $1.52 million, two loans in the aggregate original principal amount of $2.0 million and with an aggregate outstanding balance at the time of purchase of $1.95 million. The loans are secured by an apartment building. The Company sold a senior lien interest in one of the loans for $1.0 million to a previously existing limited partnership in which Messrs. E. Cohen and Schaeffer beneficially own a 14.4% interest, reducing the Company's net investment to $518,000 and leaving the Company with a retained interest in outstanding loan receivables of $1.0 million (at a book value of $803,000). The Company recognized a gain of $322,900 on the sale of this loan.

         From November 1996 to June 1997 the Company acquired from third parties loans relating to one property in the aggregate original principal amount of $5.8 million (and with aggregate outstanding balances at the respective times of purchase of $7.6 million) for an investment of $2.5 million. The Company sold, for $2.2 million, a senior lien interest in one of the loans and recognized a $28,900 gain on the sale. The purchaser was a previously existing limited partnership in which Messrs. E. Cohen and Schaeffer beneficially own an 18.3% limited partnership interest. The senior lien interest was paid off in December 1997.

         In June 1996, for an investment of $2.4 million, the Company acquired from third parties a loan in the original principal amount of $3.3 million (and with a then outstanding balance of $3.3 million). The Company sold, at book value, a junior lien interest in the loan for $875,000, to a previously existing limited partnership in which Messrs. E. Cohen and Schaeffer beneficially own a 21.3% limited partnership interest.

         Relationship with Financing Institution. The Company has in the past obtained material amounts of financing from Physicians Insurance Company of Ohio ("PICO") by the sale to PICO, in May 1994, of an $8.0 million principal amount 9.5% senior note and by the sale, in fiscal years 1995 and 1996, of $12.0 million of senior lien interests in seven of the Company's portfolio loans, together with warrants to purchase 2.9 million shares of Company common stock. In July 1997, the Company repaid the senior note in full and PICO exercised, and subsequently sold, the common stock underlying the warrants to institutional investors in private transactions. Following such transactions, John R. Hart, an executive officer and director of PICO who had become a director of the Company in connection with the PICO financings, resigned from the Board of Directors of the Company. An outside director of the Company became a director of PICO on November 20, 1998.

         Relationship with Law Firm. From 1991 through 1994, Mr. E. Cohen was a member of, and from 1995 through April 1996 he was of counsel to, Ledgewood Law Firm, P.C. ("LLF"), which provides legal services for the Company. Mr. E. Cohen receives certain debt service payments from LLF related to the termination of his affiliation with such firm and its redemption of his interest therein.

Performance Graph

         The following graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of two other stock market indices: the Nasdaq United States Composite (National Market System only) and the Nasdaq Financial.

--------------------------------------------------------------------------------

                Comparison of five year cumulative total return*
--------------------------------------------------------------------------------
                          1993     1994     1995     1996     1997      1998
--------------------------------------------------------------------------------
o Nasdaq U.S. composite   100.0    100.8    139.3    165.2    226.8     231.8
--------------------------------------------------------------------------------
o Nasdaq Financial        100.0    105.4    133.4    165.1    260.0     240.3
--------------------------------------------------------------------------------
o Resource America, Inc.  100.0    151.4    242.6    429.5   1765.0    1043.1
--------------------------------------------------------------------------------

                         fiscal year ended September 30
       ------------------------------------------------------------------
       o Nasdaq U.S. composite o Nasdaq Financial o Resource America, Inc.
       ------------------------------------------------------------------

--------------------------------------------------------------------------------

* Total return for each of the last five fiscal years ending September 30. Assumes $100 was invested on October 1, 1993 in the Company's Common Stock or in the indicated index and that cash dividends were reinvested as received.


Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board of Directors (the "Committee") is responsible for setting and administering compensation programs for the Company's executives, including the following:

         o   setting policies with respect to compensation for executives;

         o   setting pay levels for all named executive officers;

         o administering the Company's Key Employee Stock Option plans and making appropriate awards of options; and

         o monitoring and determining such other compensation matters as may be assigned to the Committee by the Board of Directors.

         The Committee is comprised of three non-employee directors; Messrs. Campbell, Neff and White.

         The Company's compensation philosophy and objectives are driven by the desire to:

         o compensate and reward executives for their contribution to the historical success of the Company; and

         o provide suitable compensation packages to attract, motivate and retain talented executives in a very competitive environment.

         The executive compensation program is designed to reward performance that is directly relevant to the Company's short-term and long-term success and goals and as such is structured in three components: base salary, annual bonuses, and long term incentives.

Base Salary

         Base salaries for executive officers are determined in part by pay practices in unaffiliated companies and the Committee's assessment of individual performance relative to responsibilities and objectives for each executive. Base salaries are not intended to compensate individuals for extraordinary performance or for above average Company performance.

Bonus Plan

         Executives are eligible to receive annual bonuses, which are generally based on the overall Company performance during the preceding year and the individual's specific contribution to that performance. The Company does not have a defined bonus pool; however, during the past three years the Company's practice has been to limit the pool to no more than ten percent (10%) of the reported net income of the Company for the preceding year. Allocation of the amount available for annual bonus payments is at the discretion of the Committee. No formula performance measures were utilized in establishing the amount of the bonus awards; however, the Committee considers individual contribution to the overall performance of the Company and performance relative to expectations.

Long Term Incentives

         General. Long term incentives are designed to focus executives on the long term goals and performance of the Company and to provide a reward directly tied to stockholder return: the performance of the Company's Common Stock. The particular plans are intended to encourage the participants to strive to achieve the long term success of the Company and to remain with the Company in order to fully benefit from the plans.

         Stock Options. Stock options are issued periodically to key employees at an exercise price of no less than the then current market price of the Company's Common Stock, have a life up to ten (10) years and uniformally vest to the executive at twenty-five percent (25%) of the amount awarded on each anniversary of their issuance. Allocation of available options is again at the discretion of the Committee and is determined by potential contribution to, or impact upon, the overall performance of the Company by the executive.

         Employee Stock Ownership Plan. In 1989 the Company established the Resource America, Inc. Employee Stock Ownership Plan for the benefit of all qualified employees. All employees, including executive officers, are allocated shares from an available pool in proportion to their relative compensation. While the allocations from this plan are determined solely by a predetermined and required formula in accordance with ERISA, the intent was, and remains, to reward all employees, including executives, based on the long term success of the Company as measured by the stockholder return.

         Savings Plan. The 401(k) Plan offers eligible employees the opportunity to make long-term investments on a regular basis through salary contributions, which are supplemented by matching Company contributions in the form of cash or Company Common Stock. During fiscal year 1998, the Company matched employee contributions 50% in cash or 100% in Company Common Stock. While participation in this plan is at the discretion of the qualified employee, the intent again was, and remains, to reward all employees, including executives, based on the long term success of the Company as measured by the return to stockholders.

Chief Executive Officer Compensation

         In evaluating the performance and setting the total compensation package for Edward E. Cohen the Committee meets without that individual present. For fiscal year 1998 the Committee took particular note of the continued growth in the Company's revenues ($32.9 million in fiscal 1997 compared to $17.0 million in fiscal 1996) and net income ($11.0 million in fiscal 1997 compared to $5.1 million in fiscal 1996). The effectiveness of the leadership provided by Mr. Cohen has allowed the Company to change its focus from its historic energy activities to niche finance opportunities, specifically in real estate asset finance and equipment leasing, where the Company can take advantage of its specialized skills to generate attractive returns, which ultimately are measured in the appreciation of the Company's Common Stock. Mr. Cohen is employed pursuant to the agreement described in "Employment Agreements The Company" contained elsewhere in the proxy statement of which this report is a part. Applying the considerations noted above, the Committee awarded Mr. Cohen a bonus of $500,000 and increased his salary by approximately $150,000.

         This report has been provided by the Compensation Committee of the Board of Directors of Resource America, Inc.

Carlos C. Campbell, Chairman
P. Sherrill Neff
John S. White

              PROPOSAL 2. APPROVAL OF 1999 KEY EMPLOYEE OPTION PLAN

         The Board of Directors has approved the 1999 Key Employee Option Plan and recommends approval of the plan by the stockholders.

         The 1999 Key Employee Option Plan provides for the granting of two types of options: "incentive stock options" and "nonqualified stock options." The incentive stock options are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. In addition, concurrently or subsequent to the granting of any nonqualified or incentive stock options, an optionee may be awarded related stock appreciation rights, permitting the optionee to be paid the appreciation on the option, in cash or Common Stock, in lieu of exercising the option. The 1999 Key Employee Option Plan will be administered by the Compensation Committee of the Board of Directors, none of the members of which are eligible to participate in the plan.

         Under the 1999 Key Employee Option Plan, options to purchase a maximum of 1,000,000 shares of the Company's Common Stock may be issued to employees of the Company (including directors who are also employees) whose initiative and effort have contributed or may in the future contribute to the Company's success, as selected by the Compensation Committee. Option exercise prices must be 100% of the fair market value of the shares on the date of option grant and the option exercise period may not exceed ten years except that, with respect to incentive stock options awarded to employees holding 10% or more of the combined voting power of the Company, the option exercise price may not be less than 110% of the fair market value of the shares on the date of option grant and the exercise period may not exceed five years. Vesting of options granted under the plan is determined by the Compensation Committee. The Compensation Committee has the right, in its discretion, to permit an optionee to be paid the difference between the option exercise price and the fair market value of the option shares (defined as the closing price for the Company's Common Stock) on the date of option exercise (or, if no sales of the Company's Common Stock are reported on such date, the closing price on the last previous date for which a sale has been reported).

         Incentive option grants may, at the discretion of the Compensation Committee, terminate upon cessation of employment of a grantee (other than cessation due to death or disability, in which event options which were then exercisable on the date of death or disability may continue to be exercisable for a period of one year from the date thereof), or may continue to be exercisable for a period not in excess of three months from such date (subject to the earlier expiration of the option term). Options may be exercised only by the grantee or, in the case of death or disability, his estate, personal representative or designated beneficiary. The Compensation Committee also has the right to impose restrictions regarding time periods during which shares issued pursuant to options must be held.

         Non-qualified options and stock appreciation rights will have such terms and conditions, including exercise price, as may be approved by the Compensation Committee. The Company is required to deduct from amounts receivable by a grantee, upon exercise of either nonqualified options or stock appreciation rights, all applicable withholding or other taxes.

         The 1999 Key Employee Option Plan has a stated term of ten years and may be amended or terminated by the Board of Directors at any time, but no action of the Board of Directors, unless approved by the stockholders, may increase the maximum number of shares which may be issued under the plan (except as permitted by certain anti-dilution provisions), extend the maximum period during which any award may be granted or exercised or increase the benefits accruing to a grantee.

         All proceeds from the sale of shares pursuant to options granted under the 1999 Key Employee Option Plan will constitute general funds of the Company.

         The purpose of the 1999 Key Employee Option Plan is to afford an incentive to key managerial employees of the Company and its subsidiaries and to enable the Company to attract and retain such key employees as well as to reward services.

         The maximum number of employees which the Company deems eligible to be granted options under the 1999 Key Employee Option Plan, as of the date of this Proxy Statement, is thirty-six. As of January 25, 1999, the closing per share price of the Company's Common Stock was $11.25.

         There are generally no federal income tax consequences to the Company by reason of the grant or exercise of options under the 1999 Key Employee Option Plan, except that where the grantee recognizes ordinary income as a result of the exercise of an option, the Company will be entitled to a business expense deduction for its fiscal year that includes the last day of the grantee's fiscal year in which income is recognized (subject to the reasonableness of the amount of income to the employee as a result of the exercise, considered as a part of the employee's compensation). The amount of ordinary income will be, in the case of nonqualified options, the excess of the fair market value over the exercise price of shares as to which options are exercised. In the case of incentive stock options, the grantee will recognize ordinary income with respect to shares transferred prior to either two years from the date of option grant or one year from the date option stock is transferred to the grantee. The amount of ordinary income will be the lesser of (i) the excess of fair market value on the date of exercise over the exercise price or (ii) the grantee's actual gain, if any, on the purchase and sale.

         A copy of the 1999 Key Employee Option Plan is attached to this Proxy Statement as Exhibit A.

                                  OTHER MATTERS

         As of the date of this proxy statement, the Board of Directors does not intend to present and has not been informed that any other person intends to present any other matters for action at the annual meeting. However, if other matters do properly come before the meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment.

         Except as hereinabove stated, all shares represented by valid proxies received will be voted in accordance with the provisions of the proxy.

         Upon the recommendation of the Audit Committee, approved by the Board of Directors, Grant Thornton LLP served as the Company's independent auditors during fiscal year 1998. It is not anticipated that a representative of Grant Thornton LLP will be present at the annual meeting. The Board of Directors anticipates that Grant Thornton LLP will be re-appointed as the Company's independent auditors for fiscal year 1999 during the June 1999 regular meeting of the Board of Directors.

                      ANNUAL REPORT AND REPORT ON FORM 10-K

         The Company's 1998 Annual Report to Stockholders including the financial statements and management's discussion and analysis of financial condition and results of operations for the year ended September 30, 1998, is being sent to stockholders of record as of February 5, 1999 with this proxy statement. Stockholders of record as of February 5, 1999, and beneficial owners of the Company's Common Stock on that date, may obtain from the Company, without charge, a copy of the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, exclusive of the exhibits thereto, by a request therefor in writing. Such requests should be directed to the Company, at its Philadelphia address stated herein, and to the attention of the Secretary. Beneficial owners shall include in their written requests a good faith representation that they were beneficial owners of the Company's Common Stock on February 5, 1999.

                              STOCKHOLDER PROPOSALS

         Under rules promulgated by the Securities and Exchange Commission, holders of Common Stock who desire to submit proposals for inclusion in the proxy statement of the Company to be utilized in connection with the 2000 annual meeting of stockholders, subject to compliance with the eligibility standards specified in such rules, must submit such proposals to the Secretary of the Company no later than November 29, 1999.


                                       By order of the Board of Directors



                                       Michael S. Yecies, Secretary
                                       February 16, 1999

                                                                     EXHIBIT A

                             RESOURCE AMERICA, INC.
                       1999 KEY EMPLOYEE STOCK OPTION PLAN

         This is the 1999 Key Employee Stock Option Plan of Resource America, Inc., effective as of March 30, 1999.

SECTION 1. DEFINITIONS.

         As used in the Plan the following terms shall have the following assigned meanings.

                  (a) Board of Directors. Board of Directors shall mean the Board of Directors of the Company.

                  (b) Code. Code shall mean the Internal Revenue Code of 1986, as amended.

                  (c) Company. Company shall mean Resource America, Inc., its successors and assigns and any corporation that (i) substitutes a new Option or Stock Appreciation Right for an old Option or Stock Appreciation Right granted under the Plan (ii) assumes an Option or Stock Appreciation Right under the Plan or (iii) becomes a parent or subsidiary of the Company by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation within the meaning of ss.424(a) of the Code.

                  (d) Committee. Committee shall mean that committee of the Board of Directors known as the Compensation Committee that is duly authorized by the Board of Directors to administer the Plan.

                  (e) Disability. Disability shall mean "permanent and total disability" as defined in ss.22(e)(3) of the Code.

                  (f) Eligible Employee. Eligible Employee shall mean an employee of the Company within the meaning of ss.3401(c) of the Code whose initiative and effort has contributed or may in the future contribute to the Company's success.

                  (g) Fair Market Value. Fair Market Value shall mean the closing price for the Shares reported by the NASDAQ on a given day or if there is no sale on such day, then the closing price on the last previous date on which a sale is reported.

                  (h) Incentive Stock Option. Incentive Stock Option shall mean an Option granted under the Plan that qualifies under ss.422 of the Code.

                  (i) Nonqualified Stock Option. Nonqualified Stock Option shall mean any Option granted under the Plan that does not qualify as an Incentive Stock Option or that is specifically designated at the time it is granted as an Option that is not an Incentive Stock Option.

                  (j) Option. Option shall mean either an Incentive Stock Option or a Nonqualified Stock Option granted under the Plan.

                  (k) Option Agreement. Option Agreement shall mean any definitive written agreement between the Company and an Eligible Employee that complies with the Plan and that pertains to the grant of an Option and/or Stock Appreciation Right to an Eligible Employee under the Plan.

                  (l) Option Price. Option Price shall mean the purchase price that an Optionee must pay to the Company to acquire Shares on the exercise of an Option.

                  (m) Optionee. Optionee shall mean an Eligible Employee to whom an Option or Stock Appreciation Right is granted under the Plan.

                  (n) Plan. Plan shall mean the 1999 Key Employee Stock Option Plan of the Company.

                  (o) Securities Acts. Securities Acts shall mean the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and all other applicable federal and state securities law, or any successors thereto.

                  (p) Shares. Shares shall mean shares of the Company's common stock, $0.01 par value, and (i) any stock or securities of the Company into which such common stock is converted, (ii) any stock or securities of the Company that are distributed with respect to such common stock and (iii) the stock and securities of any other corporation into which such common stock is converted as a result of the Company's engaging in any transaction described in ss.424(a) of the Code.

                  (q) Stock Appreciation Right. Stock Appreciation Right shall mean a right granted to an Optionee which upon the surrender of an Option, entitles the Optionee to receive payment from the Company in an amount equal to the excess of the aggregate Fair Market Value of Shares subject to such Option, determined at the time of such surrender, over the aggregate Option Price applicable to such Shares.

SECTION 2. PURPOSE OF THE PLAN.

         The purpose of the Plan is to advance the interests of the Company and its stockholders by providing a means through which Eligible Employees may be given an opportunity to benefit from both the purchase Shares under Options and the exercise of Stock Appreciation Rights so that the Company may retain and attract personnel upon whose judgment, initiative and efforts the successful conduct of the Company and its business largely depends.

SECTION 3. SHARES SUBJECT TO THE PLAN.

         Subject to the adjustments provided for in Subsection 7(g), the aggregate number of Shares for which Options or Stock Appreciation Rights may be granted under the Plan shall be 1,000,000; provided, however, that whatever number of Shares shall remain reserved for issuance under the Plan at the time of any stock split, stock dividend or other change in the Company's capitalization shall be appropriately and proportionately adjusted to reflect such stock dividend, stock split or change in capitalization. Any Shares that are subject to the Plan shall be made available from the authorized but unissued or reacquired Shares of the Company. Any Shares for which an Option is granted hereunder that are released from any Option for any reason, other than the exercise of a Stock Appreciation Right granted under the Plan, shall become available for other Options granted under the Plan.

SECTION 4. ADMINISTRATION OF THE PLAN.

         The Plan shall be administered by the Committee. The Committee shall consist of at least two members of the Board of Directors, none of whom shall be eligible to receive Options or Stock Appreciation Rights under the Plan. The Board of Directors, acting as a body, may from time to time remove members from, or add members to the Committee. The Committee shall elect one of its members as Chairman, and shall hold meetings at such times and in such places as it shall deem advisable. All actions of the Committee shall be taken by a majority vote of all of its members present at any properly convened meeting of the Committee. Any action of the Committee may be taken by written instrument signed by a majority of all of its members and any actions so taken shall be fully effective as if they had been taken by a majority vote of the members of the Committee at a duly convened meeting. The Committee may appoint a secretary to take minutes of its meetings and the Committee shall make such rules and regulations for the conduct of its business as it shall deem advisable.

         Subject to the provisions of the Plan, the Committee shall at its discretion:

                  (a) Determine who among the Eligible Employees shall be granted Options and Stock Appreciation Rights and the number of Shares to be subject to such Option or Stock Appreciation Right;

                  (b) Determine the time or times at which Options and Stock Appreciation Rights shall be granted;

                  (c) Determine the Option Price of the Shares subject to each Option or Stock Appreciation Right;

                  (d) Determine the time or times when each Option or Stock Appreciation Right shall become exercisable and the term of such Option or Stock Appreciation Right;

                  (e) Grant cash bonuses that are conditioned upon an Optionee's exercise of Options granted under this Plan;

                  (f) Authorize payment of the Option Price in cash, Shares or a combination of cash and Shares; and

                  (g) Interpret the provisions of the Plan or any Option or Stock Appreciation Right granted under the Plan, including all attendant Option Agreements, and any such interpretation shall be final, conclusive and binding upon the Company and all Optionees.

SECTION 5. GRANTING OF OPTIONS.

         The Committee may from time to time designate who among the Eligible Employees are to be granted Options to purchase Shares under the Plan, the number of Shares that shall be subject to each Option and the type of Option. The Committee shall direct an appropriate officer of the Company to execute and deliver Option Agreements to such Eligible Employees reflecting the grant of Options.

SECTION 6. GRANT OF STOCK APPRECIATION RIGHTS.

         The Committee may from time to time designate who among the Eligible Employees are to be granted Stock Appreciation Rights under the Plan, the number of Shares to which such Stock Appreciation Rights shall be subject and the terms and conditions affecting such Stock Appreciation Right. The Committee shall direct an appropriate officer of the Company to execute and deliver Option Agreements to such Eligible Employees reflecting the grant of the Stock Appreciation Rights. The Committee may determine the form of the payment (i.e. Shares, cash or a combination of Shares and cash) to be received by such Eligible Employee upon the exercise of a Stock Appreciation Right. Shares that are the subject of any Option that is surrendered in connection with the exercise of a Stock Appreciation Right shall not be available for the grant of future Options under the Plan.

SECTION 7. TERMS AND CONDITIONS COMMON TO ALL OPTION AGREEMENTS.

         Each Option Agreement shall be evidenced by a written agreement executed by the Optionee and the Company in such form as the Committee shall from time to time approve. The Option Agreement shall contain such terms and conditions as the Committee shall deem appropriate, subject to the following:

                  (a) Optionee's Employment. The Option Agreement may provide that the Optionee agrees to remain an employee of, and render services to the Company for a specified period of time as condition to his exercise of his Option or Stock Appreciation Right. The Option Agreement shall not impose any obligation on the Company to retain the Optionee as an employee for any period or adversely affect the Optionee's "employment at will" status with the Company.

                  (b) Number of Shares. The Option Agreement shall, subject to Subsection 7(g), set forth the number of Shares that are subject to Options and/or Stock Appreciation Rights granted to the Optionee under the Plan.

                  (c) No Obligation to Exercise. The Option Agreement shall not obligate the Optionee to exercise any Option or Stock Appreciation Right.

                  (d) Term of Options and Stock Appreciation Rights. The Option Agreement shall establish the period during which each Option and Stock Appreciation Right is exercisable; provided, however, no Option Agreement shall provide for the exercise of any Option or Stock Appreciation Right after the expiration of the ten (10) year period immediately following the date upon which such Option or Stock Appreciation Right is granted.

                  (e) Exercise of Options and Stock Appreciation Rights. The Option Agreement shall provide for (and may limit or restrict) the date or dates upon which any Option or Stock Appreciation Right granted under the Plan may be exercised. The Option Agreement may provide for the exercise of Options and Stock Appreciation Rights in installments and upon such terms and conditions as the Committee may determined. The Option Agreement shall also provide that during a period of not less than twelve (12) months immediately following the date upon which an Optionee receives a "hardship withdrawal" from a retirement plan qualifying under ss.401(k) of the Code, that all rights of the Optionee to exercise Options granted under the Plan shall be suspended.

                  (f) Transferability of Options and Stock Appreciation Rights. The Option Agreement shall provide that during the lifetime of an Optionee, the Options and Stock Appreciation Rights granted to him under the Plan shall be exercisable only by him and shall not be assignable or transferable by him; provided, however, that the Option Agreement may provide for transferability or assignability of Options and Stock Appreciation Rights by will or under the applicable laws of descent and distribution.

                  (g) Adjustments. The Option Agreement may contain such provisions as Committee considers appropriate to adjust the number of Shares subject to Options and Stock Appreciation Rights in the event of a stock dividend, stock split, reorganization, recapitalization, combination of shares, merger, consolidation or any other change in the corporate structure or Shares of the Company or any other similar transaction to which the Company is a party. If such adjustment is made, the number of Shares subject to the provisions of the Plan thereupon shall be adjusted correspondingly. In the event that an adjustment to the number of Shares subject to Options or Stock Appreciation Rights has been made pursuant to the preceding two sentences, the Committee shall make appropriate adjustments to the Option Price (per share) so that the Optionee's economic benefit from the exercise of the remaining Options or Stock Appreciation Rights shall be neither better nor worse than would have existed prior to such adjustments. The foregoing adjustments shall be made by the Committee as its members may determine, which determination shall be final, binding and conclusive on the Company and the Optionees. The grant of an Option or Stock Appreciation Right under the Plan shall not affect the right or power of the Company to make adjustments, classifications, reorganizations or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

SECTION 8. TERMS AND CONDITIONS COMMON TO OPTIONS.

         An Option Agreement that evidences the grant of an Option shall contain such terms and conditions as the Committee shall deem appropriate, subject to
Section 7 and the following:

                  (a) Payment of Option Price. The Option Agreement shall provide that the Option Price shall be payable in full upon the exercise of an Option and must be paid in cash, by check or by the surrender of Shares (if approved by the Committee); provided, however, that Shares may not be surrendered in payment of the Option Price if such surrender of Shares will adversely affect the continued qualification of any Incentive Stock Option (whether or not granted under the Plan). No stock certificate representing Shares shall be issued until full payment therefore has been received by the Company.

                  (b) Death or Disability of Optionee. The Option Agreement shall provide that if an Optionee should die or suffer a Disability while an employee of the Company or within a period of three (3) months immediately following the termination of his employment with the Company, his Option privileges shall cease; provided, however, that the Option Agreement may provide that the Option privileges that were immediately exercisable by the Optionee at the time of his death or Disability may be exercised by him or either his personal representative or designated beneficiary, as the case may be, during a period not exceeding (1) year following the date upon which the earlier of his Disability or death occurred, but in no event after the total term of the Option as set forth in the Option Agreement.

                  (c) Registration. The Option Agreement may provide for the issuance of Shares that are registered under the Securities Acts. The Plan shall not obligate the Company to issue Shares that are registered under the Securities Acts. The Option Agreement may provide that if the Shares are issued upon the exercise of an Option, and such Shares are not registered under the Securities Acts, that the Company may grant to the Optionee certain rights to cause such Shares to be so registered and to require the Optionee to deliver to the Company sufficient representations and investment letters as may be reasonably required by the Company in order to assure that the Company's issuance of Shares to such Optionee is either exempt from registration under the Securities Acts or does not constitute a violation of the Securities Acts, which determination shall be made by counsel selected by the Committee.

SECTION 9. TERMS AND CONDITIONS OF INCENTIVE STOCK OPTIONS.

         Each Option Agreement that evidences the grant of an Incentive Stock Option shall contain such terms and conditions as the Committee shall deem appropriate, subject to Sections 7 and 8, and the following:

                  (a) Option Price. The Option Agreement shall, subject to Subsection 7(g), set forth the Option Price (per share) as determined by the Committee, which Option Price shall not be less than one hundred percent (100%) of the Fair Market Value of the Shares on the date the Option is granted; provided, however, any Incentive Stock Option that is granted to Eligible Employee who, at the time such Incentive Stock Option is granted, is deemed for the purposes of ss.422 of the Code to own Shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of a parent or subsidiary of the Company, shall be granted at an Option Price of at least one hundred ten percent (110%) of the Fair Market value of such Shares.

                  (b) Term of Incentive Stock Options Granted to Ten Percent Shareholders. If an Incentive Stock Option is granted to an Eligible Employee who, at the time such Incentive Stock Option is granted, is deemed for the purposes of ss.422 of the Code to own Shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of a parent or subsidiary of the Company, then the term of such Incentive Stock Option shall be limited to five (5) years.

                  (c) Other Termination of Employment. The Option Agreement may provide that if an Optionee shall cease to be employed by the Company for any reason other than his death or Disability his Option privileges shall cease; provided, however, that the Option Agreement may provide that the Option privileges that were immediately exercisable by the Optionee on the date of his termination of employment with the Company may be exercised by him during a period not exceeding three (3) months following the date of such termination, but in no event after the total term of the Incentive Stock Option as set forth in the Option Agreement.

                  (d) Notice of Disqualifying Disposition. The Option Agreement may provide that if an Optionee shall sell or otherwise dispose of Shares that were acquired by him through the exercise of an Incentive Stock Option and such disposition occurs within two years of the date upon which the Incentive Stock Option was granted or within one year following the date the Shares were transferred to him upon the exercise of such Incentive Stock Option, such Optionee shall give written notice to the Company which notice shall contain each of the following items:

                      (i)   The number of Shares sold or otherwise disposed,

                      (ii)  The date or dates of such sale or disposition,

                      (iii) The selling price for each Share sold or
                            disposed, and

                      (iv) The Option Price applicable to each Share sold or disposed.

                  The written notice required by this Subsection 9(d) must be received by the Company within fifteen (15) days of any disqualifying disposition.

                  (e) $100,000 Per Year Limitation. The Option Agreement shall provide that aggregate Fair Market Value of Shares (determined as of the date such Incentive Stock Options were granted) with respect to which Incentive Stock Option are exercisable for the first time by any Optionee during any calendar year (under the Plan and all other incentive stock option plans sponsored by the Company) shall not exceed $100,000.

SECTION 10. TERMS AND CONDITIONS OF NONQUALIFIED STOCK OPTIONS.

         Each Option Agreement that evidences the grant of a Nonqualified Stock Option shall contain such terms and conditions as the Committee shall deem appropriate, subject to Sections 7 and 8, and the following:

                  (a) Designation as a Nonqualified Stock Option. The Option Agreement shall provide that under no circumstances shall the Nonqualified Stock Option be deemed to qualify as an Incentive Stock Option.

                  (b) No Interference with Incentive Stock Options. The Option Agreement shall contain no provision that adversely affects the qualification of any Option that is intended to be an Incentive Stock Option under ss.422 of the Code.

                  (c) Withholding. The Option Agreement shall provide that there shall be deducted from each distribution of Shares receivable by Optionee on the exercise of a Nonqualified Stock Option, the amount of withholding or other taxes required to be withheld by any governmental authority. Such withholding may be accomplished by either (i) the Optionee's deposit of cash with the Company in an amount equal to the required withholding amount (the "Deposit Method") or (ii) the Optionee's surrender in the exercise of a Stock Appreciation Right, Options covering a sufficient number of Shares so that the distribution of cash upon the exercise of such Stock Appreciation Right will provide the Company with the required withholding amount (the "SAR Method"). The selection between the Deposit method and the SAR Method shall be made by the Optionee and such selection shall be contained in the Optionee's timely notice of exercise of his Nonqualified Stock Option. If the Optionee fails to properly select between the two withholding alternatives, the SAR Method shall be used.

                  (d) Option Price. The Option agreement shall, subject to Subsection 7(g), set forth the Option Price (per share) as determined by the Committee.

                  (e) Other Termination of Employment. The Option Agreement may provide that if an Optionee shall cease to be employed by the Company for any reason other than his death or Disability, his Option privileges shall cease; provided, however, that the Option Agreement may provide that the Option privileges that were immediately exercisable by the Optionee on the date of his termination of employment with the Company may be exercised by him during a period not exceeding one (1) year following the date of such termination, but in no event after the total term of the Option as set forth in the Option Agreement.

SECTION 11. TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

         Each Option Agreement that evidences the grant of Stock Appreciation Rights shall contain such terms and conditions as the Committee shall deem appropriate, subject to Section 7 and the following:

                  (a) No Interference with Incentive Stock Options. The Option Agreement pursuant to which Stock Appreciation Rights are granted shall contain no provision that adversely affects the qualification of any Option intended to be an Incentive Stock Option under ss.422 of the Code. To that end, (i) any Stock Appreciation Right that is exercised in connection with the cancellation or surrender of an Incentive Stock Option may only be exercisable when the Fair Market Value of each Share that is the subject matter of the Incentive Stock Option exceeds the Option Price, (ii) the Stock Appreciation Right may be transferred only when the underlying Incentive Stock Option is otherwise transferable and (iii) the exercise of the Stock Appreciation Right must have the same economic and tax consequences to the Optionee as would arise as a result of the exercise of the Incentive Stock Option followed immediately by a sale of the acquired Shares.

                  (b) Withholding. The Option Agreement shall provide that there shall be deducted from any distribution resulting from the exercise of a Stock Appreciation Right that amount which equals the withholding or other taxes required to be withheld by any governmental authority.

SECTION 12. RIGHTS AS A SHAREHOLDER.

         An Optionee or a transferee of an Option shall have no rights as a shareholder of the Company with respect to any Shares that are subject to an Option until the issuance of the stock certificates representing such Shares.

SECTION 13. MODIFICATION, EXTENSION AND RENEWAL OF OPTIONS.

         Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew outstanding Options granted under the Plan or accept the surrender of outstanding Options and authorize the granting of new Options in substitution therefor. Shares that are the subject matter of lapsed Options, may be granted in Options to other Eligible Employees at any time during the term of this Plan. Notwithstanding the foregoing, no modification of an Option shall, without the consent of the Optionee, alter or impair the rights or obligations of any Optionee with respect to any Option granted under the Plan.

SECTION 14. INDEMNIFICATION OF COMMITTEE.

         In addition to such other rights of indemnification as they may have as members of the Board of Directors, members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys fees, actually and necessarily incurred by them in connection with the defense of any action, suit or other proceeding through which any of them may be a party as a result of any action or failure to act under or in connection with the Plan, any Option Agreement or any Option granted thereunder, and against all amounts paid in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid in satisfaction of a judgment in any such action, suit or other proceeding; provided, however, that no member of the Committee shall be indemnified for any such expenses or amounts relating to matters as to which it is determined in such action, suit or other proceeding that such member of the Committee is liable for gross negligence or wanton misconduct in the performance of his duties.

SECTION 15. AMENDMENT AND TERMINATION OF THE PLAN.

         The Company by action of the Board of Directors, reserves the right to amend, modify or terminate this Plan at any time or by action of the Board of Directors, and with the consent of the affected Optionee, amend, modify or terminate any outstanding Option Agreement, except that the Company may not, without further shareholder approval, increase the total number of Shares for which Options may be granted under the Plan (except for increases attributable to adjustments authorized in the Plan), change the employees or class of employees who are Eligible Employees or materially increase the benefits accruing to Optionees under the Plan. Moreover, no action may be taken by the Company (without the consent of the affected Optionee) that will impair the validity of any Option or Stock Appreciation Right then outstanding or that will prevent an Incentive Stock Option from continuing to qualify under ss.422 of the Code.

SECTION 16. EFFECTIVE DATE OF PLAN.

         This Plan shall be effective upon its adoption by the Board of Directors. The Plan shall be submitted to the stockholders of the Company for approval within twelve (12) months after its adoption by the Board of Directors and, if the Plan shall not be approved by the shareholders within such twelve month period, the Plan shall be void and of no effect. Any Options or Stock Appreciation Rights granted under the Plan prior to the date of approval by the stockholders shall be void if such shareholders' approval is not timely obtained.

SECTION 17. EXPIRATION OF PLAN.

         Options may be granted under this Plan at any time on or prior to the date that is ten (10) years immediately following effective date of the Plan.

                             RESOURCE AMERICA, INC.

                                      PROXY

                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                     OF DIRECTORS OF RESOURCE AMERICA, INC.


         The undersigned hereby constitutes and appoints Daniel G. Cohen and Michael L. Staines, or either of them, as and for his proxies, each with the power to appoint such proxy's substitute, and hereby authorizes them, or either of them, to vote all of the shares of Common Stock of Resource America, Inc. held of record by the undersigned on February 5, 1999, at the Annual Meeting of Stockholders of Resource America, Inc. to be held Tuesday, March 30, 1999 and at any and all adjournments thereof as follows:

                                                               I plan to attend
                                                                 the meeting
                                                                    +-+
                                                                    +-+
         1. ELECTION OF DIRECTORS.

            The nominees for election are Carlos C. Campbell, Edward E. Cohen and Scott F. Schaeffer.

FOR all nominees          Withhold Authority        To withhold
listed above              to vote for all           authority to vote
(except as marked         nominees listed           for any individual
to the contrary           above                     nominee, write that
at the right)                                       nominee's name in
                                                    the space provided
                                                    below.

   +-+                          +-+
   +-+                          +-+                 ---------------------


         2. PROPOSAL TO ADOPT THE 1999 KEY EMPLOYEE STOCK OPTION PLAN.

+-+                    +-+                      +-+
+-+  FOR               +-+  AGAINST             +-+  ABSTAIN


         3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

+-+                    +-+                      +-+
+-+  FOR               +-+  AGAINST             +-+  ABSTAIN

         This proxy, when properly executed, will be voted in the manner described herein by the undersigned. If no direction is made, this proxy will be voted FOR all nominees listed and FOR the Proposal to adopt the 1999 Key Employee Stock Option Plan. Please sign exactly as your name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:                  , 1999
      ------------------

------------------------------
Signature of stockholder


------------------------------
Signature if held jointly


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.